Exhibit 99.1

Mary Curran and Bonnie Hill Appointed to Board of Directors and Eric Holoman Announces Resignation

•	Two New Independent Directors bring Governance, Banking and Risk Management Expertise

•	Eric Holoman to Leave Board of Directors at the End of His Current Term

SANTA ANA, Calif., (April 4, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that Mary Curran and Bonnie Hill have been appointed to its Board of Directors (the “Board”). Both Ms. Curran and Dr. Hill also have been appointed as a director of Banc of California, N.A., the Company’s subsidiary bank (the “Bank”). Both appointments to the Board will become effective at the conclusion of the Company’s 2017 Annual Meeting of Stockholders on June 9, 2017.

Ms. Curran has over 30 years of banking experience, including previously serving as Executive Vice President and Corporate Banking Chief Risk Officer for MUFG Union Bank. Ms. Curran currently serves as Chair of San Diego State University’s Campanile Foundation and serves on the Board of Directors for Hunter Industries. Ms. Curran previously also served as Chair of the California Bankers Association.

Dr. Hill has over 25 years of experience serving on numerous corporate boards as well as a wide-ranging career in business, government and education. Dr. Hill currently is President of B. Hill Enterprises, LLC, a consulting firm focusing on corporate governance, board organizational, and public policy issues. Dr. Hill also serves as a Director of California Water Service Group and is a faculty member of the National Association for Corporate Directors Board Advisory Services Program. Dr. Hill previously served as Senior Vice President, Communications and Public Affairs for the Los Angeles Times, and prior to that role, served as Dean of the McIntire School of Commerce at the University of Virginia. Dr. Hill previously also served on the Board of the Financial Industry Regulatory Authority Investor Education Foundation and was a member of the Public Company Accounting Oversight Board Investor Advisory Group.

“We are excited to have Ms. Curran and Dr. Hill join the Board. Both bring tremendous experience and diverse backgrounds to the Company,” said Robert Sznewajs, Chairman of the Board for Banc of California. “We heard from our stockholders that they would support an expanded Board and the addition of individuals who together bring banking and risk management experience and governance expertise. With the addition of Ms. Curran and Dr. Hill, we have found two outstanding professionals with broad experience that will benefit the Company. We continue to seek meaningful dialogue with our stockholders and are focused on bringing a fresh perspective to the Company and its governance.”

The appointments accompany the Board’s announcement that Eric Holoman has declined to stand for re-election and has submitted his resignation, effective upon the conclusion of the Company’s 2017 Annual Meeting of Stockholders on June 9, 2017. Mr. Holoman, who is the Operating Partner of Magic Johnson Enterprises, has decided to leave the Board at the end of his term due to the increased demands placed on his time as a result of his recent appointment as Chief Executive Officer of EquiTrust Life Insurance Company, a $17 billion life insurance company acquired by Magic Johnson Enterprises in 2015.

“Eric has made substantial contributions to the Board since he became a director in 2013. During that time, Eric made it his personal passion to focus on the Bank’s efforts to address the needs of the underserved populations in the communities where we operate and, as a result of his efforts, the Bank was recognized by the Office of the Comptroller of the Currency in 2015 for its “Outstanding” rating under the Community Reinvestment Act. We intend to partner with Eric after his term of service has expired to continue to work on the important community development activities that he has championed,” said Robert Sznewajs, Chairman of the Board for Banc of California. “Eric’s commitment to our communities throughout California was a driving force in the creation of many of the community programs and initiatives the Company has created since 2013. Eric was also a contributing member of the Nominating and Corporate Governance Committee that worked to make the Company a more stockholder-friendly organization than it was in the past. We wish Eric the best in his future endeavors and look forward to his continued involvement with many of the Company’s community development programs.”

3 MacArthur Place ● Santa Ana CA 92707 ● (949) 236-5250 ● www.bancofcal.com

Mr. Holoman said, “I am honored to have been a part of building Banc of California from a small community bank into the premier franchise it is today and I feel confident the Company is well on its way toward fulfilling its vision of being California’s Bank.”

The announcements regarding Mr. Holoman and Ms. Curran and Dr. Hill are also accompanied by changes adopted by the Board of Directors in the Company’s bylaws that facilitate stockholder nominations and proposals, and conform the majority voting standard for electing directors more closely to the advisory motion approved by stockholders at the 2016 Annual Meeting. The bylaw changes are detailed in a Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 37 offices in California. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com